Exhibit 10.12

GABRIEL TECHNOLOGIES CORP.

PROMISSORY NOTE

Los Angeles, California
$80,000.00	November 20, 2006

1. Principal and Interest. Subject to the terms and conditions contained herein, Gabriel Technologies Corp., (the “Company”), a Delaware corporation, for value received, hereby promises to pay to the order of Broidy Capital Management or holder (“Lender”) in lawful money of the United States at 1801 Century Park East, Suite 2150, Los Angeles, California 90067, the principal amount of Eighty Thousand Dollars ($80,000), together with simple interest at a rate equal to seven percent (7.0%) per annum.

In exchange for this Promissory Note, Lender has loaned to the Company Eighty Thousand Dollars ($80,000), to be wired to Gabriel in immediately available funds upon finalization and signature of this agreement.

The principal of this Note is due and payable two weeks from the date first set forth above, on Monday, December 4, 2006 (the “Maturity Date”). All interest on this Note is due and payable on the Maturity Date.

2. Use of Note Proceeds. Company has requested this loan, and Lender is making this loan, solely to pay the payroll and payroll related expenses of Company and two of Company’s subsidiaries, Gabriel Technologies LLC and Trace Technologies (collectively, the “Gabriel Entities”). Company has provided a schedule of all payroll related expenses for the Gabriel Entities, a copy of which is attached hereto as Exhibit A. The Company, and each of the individuals signing this Promissory Note and all ancillary documents, agree that the proceeds of this loan shall only be used to pay the payroll and payroll related expenses described in Exhibit A.

3. Accounting. Notwithstanding Paragraph 2 above, Company and Lender all agree that none of the proceeds of this loan shall go directly or indirectly to Mr. Keith Feilmeier. As soon as reasonably practicable after the loan has been made the Company shall provide Lender with an accounting all of the loan proceeds, including but not limited to (i) copies of all payroll checks sent to employees of the Gabriel Entities, (ii) an updated Payroll Register for each of the Gabriel Entities, and (iii) all other documents necessary to confirm the loan proceeds have been spent in accordance with Paragraph 2 above.

4. First Monies Received By Gabriel Shall Be Used To Repay Loan. Lender has made two previous loans to Company, both of which Company has defaulted on and/or materially breached. Specifically, Company has (i) failed to repay one of the loans when it came due, (ii) failed to pay interest when due and (iii) taken on additional debt without first seeking Lender’s approval in breach of Lender’s loan agreements. Moreover, material misrepresentations of fact have been made concerning when Lender’s loans would be repaid. Therefore, to provide Lender comfort that this loan will be repaid, Company agrees that as of the date of this agreement, any and all money that the Company receives from any source whatsoever shall be used to repay this loan.

Company shall make payments to Lender on a daily basis of all incoming money it receives until this loan and all interest hereunder has been paid in full. Company shall provide Lender with a daily update as to how much money has been received by Company on each day, and shall make its books and records available for inspection by Lender and Lender’s agents or designees.

5. Security. As security for this Note, Lender shall receive the same security interest (the “Security Interest”) as set forth in Section 4 of that certain Convertible Senior Promissory Note dated as of January 6, 2006, between Lender and Company in the amount of One Million Dollars ($1,000,000) and in that certain Promissory Note dated as of February 14, 2006 between Lender and Company in the amount of Two Hundred Thousand Dollars ($200,000) (collectively, the “Previous Notes”). The Company and Lender agree that the Security Interest for this loan and the Previous Notes expressly includes, but shall not be limited to, (i) all of the assets and intellectual property of Company and each of its subsidiaries, (ii) the Units the Company owns in Resilent, LLC d/b/a Digital Defense Group and (iii) all of the Company’s rights and interest in any monies recovered by Trace Technology as a result a settlement or potential litigation involving infringement of its intellectual property. Company shall promptly file a revised UCC, perfecting Lender’s Security Interest in the above mentioned collateral.

6. Consideration for Making Loan. As additional potential consideration for making such a risky loan to the Company, if Company fails to repay this Note in fill, including interest, on or before the Maturity Date then the Company agrees to promptly transfer to Lender 200 “C” Units in Resilent, LLC d/b/a as Digital Defense Group as additional consideration.

7. Attorneys’ Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Lender.

8. Notices. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if delivered in accordance with the terms of the Note.

9. Waivers. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note shall be construed in accordance with the laws of the State of Nevada, without regard to the conflicts of laws provisions thereof. Any lawsuit or litigation arising under, out of, in connection with, or in relation to this Agreement, any amendment thereof, or the breach thereof, shall be brought in the courts of Los Angeles, California, which courts shall have exclusive jurisdiction over any such lawsuit or litigation.

10. Assignment. This Note is not transferable by the Company, whether by sale, pledge or other disposition, without the prior written consent of Lender which consent may be withheld in Lender’s sole discretion, except that the Company may transfer this Note without such consent in connection with a merger or other similar transaction involving the Company. Lender can assign or transfer this Note at its discretion.

11. Representations and Warranties. The Company has all requisite legal and corporate power and authority to execute and deliver this loan agreement. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this loan agreement and the performance of the Company’s obligations under this agreement has been taken or will be taken prior to the Closing. This loan agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

IN WITNESS WHEREOF, Gabriel Technologies Corp. has caused this Promissory Note to be executed by its officer thereunto duly authorized.

GABRIEL TECHNOLOGIES CORP.

By:  /s/ Keith Feilmeier
Name: Keith Feilmeier
Title: Chief Executive Officer

By:  /s/ T. J. O’Brien
Name: TJ O’Brien
Title: Acting Chief Operating Officer

3